Exhibit 3.55

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF AMERICAN PARTNERS, L.P.

THIS SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT (this “Agreement”), entered into as of March 15, 2013 is made by and among Acme Markets, Inc., a Delaware corporation, and American Drug Stores LLC, a Delaware limited liability company, as a general partners (referred to herein as the “General Partners”), and Jewel Food Stores, Inc., an Ohio corporation, as Limited Partner (referred to herein as the “Limited Partner”). Unless the context requires otherwise, each entity which holds a partnership interest under this Agreement, and any other party admitted as a partner pursuant to section 13 hereof, is referred to as a “Partner” and collectively referred to as the “Partners”. The Partners hereby form a Limited Partnership pursuant to and in accordance with the Indiana Revised Uniform Limited Partnership Act (“Act”) and agree as follows:

1.	NAME AND PURPOSE

The Limited Partnership shall engage in business under the name of American Partners, L.P. (the “Partnership), which Partnership is organized for the purpose of owning, managing and operating retail stores and to engage in any other lawful purpose. There shall be filed on behalf of the Partnership, or recorded in each county and/or with the secretary of state for each state in which the Partnership owns property or conducts its business, such Partnership or assumed or fictitious name certificates or similar documents as may be required by applicable law to evidence formation of the Partnership and the use of any names under which the Partnership may operate.

2.	OFFICE AND PLACE OF BUSINESS

The Partnership’s principal place of business shall be located at Corp Tax Dept. 70428, 7075 Flying Cloud Dr., Eden Prairie, MN 55344, or such other place as may be determined from time to time by the General Partners. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Indiana is CT Corporation System, 251 E. Ohio St., Suite 1100, Indianapolis, IN 46204. The Partnership shall keep at such office (a) current list and last known mailing address of each partner; (b) a copy of the certificate of limited partnership and all certificates of amendment thereto, together with all executed copies of any powers of attorney; (c) copies of partnership’s tax returns for the three (3) most recent years; (d) copies of the partnership agreements, any amendments thereto, any amended and restated partnership agreements; and (e) any financial statements of the limited partnership for the three (3) most recent years.

3.	TERM

The Partnership shall commence upon the filing of a certificate of Limited Partnership, which may be the Partnership’s partnership agreement, with the Secretary of State of the State of Indiana and shall continue thereafter for a term of ninety-nine (99) years unless terminated as hereinafter provided.

4.	ACCOUNTING

The books and records of the Partnership shall be kept on an accrual basis and the fiscal and tax year of the Partnership shall be a 52/53 week year ending on the Saturday closest to the end of January. The Partnership books of account shall be kept on the accrual method of accounting, and shall be maintained on a basis consistent with the tax returns and in accordance with generally accepted accounting principles consistently applied. All books of account, contracts, letters, papers, documents and memoranda belonging to the Partnership shall be kept in its principal office.

If requested by any Partner, the books of account shall be audited or reviewed as of the end of the taxable year and statements provided to each Partner. The costs of such audit or review shall be borne by the Partnership.

5.	CAPITAL CONTRIBUTIONS

(a) The capital of the Partnership shall be the aggregate amount of the capital contributions made to it by the General Partners and the Limited Partner. An individual capital account shall be established and maintained for each Partner and shall be credited with the amount of each Partner’s capital contribution to the Partnership. Any Partner whose interest in the Partnership is increased, by means of the transfer to such Partner of all or a part of the interest of another Partner, shall have a capital account that has been appropriately adjusted to reflect such transfer. Each Partner’s capital account shall be determined and maintained throughout the term of the Partnership in accordance with the requirements of Section 704(b) of the Internal Revenue Code of 1986, or its counterpart in any subsequently enacted Internal Revenue Code, and of the Treasury Regulations promulgated from time to time thereunder. No Partner shall be entitled to interest on the Partner’s capital contribution, or to withdraw any part of the Partner’s capital account, or to receive any distributions from the Partnership except as specifically provided in this Agreement.

(b) Each Partner shall make an initial contribution in cash or in property in proportion to its percentage interest in Partnership profits and losses. The Partners may make additional capital contributions of cash or property from time to time in such amounts as may be necessary to carry out the purposes of the Partnership and upon the approval of all of the Partners. Such contributions shall be due and payable within the time specified in the formal approval by the Partners.

(c) If a Partner fails to make any required capital contribution, the necessary funds may be raised by the Partnership by borrowing from the remaining Partners in such amounts and proportions as the lending Partner shall agree upon.

6.	ALLOCATION OF PROFITS AND LOSSES

(A) The income, profits, gains and expenses or losses of the Partnership shall be allocated or charged to the Partners as follows:

Partner	Percentage Interest
General Partners
Acme Markets, Inc.	1%
American Drug Stores LLC	90%*
Limited Partner
Jewel Food Stores, Inc.	9%*

*	The percentage interest is subject to adjustment to reflect the value of the assets contributed following the completion of contributions to capital.

However, in accordance with §704(c) of the Internal Revenue Code of 1986 (the “Code”), income, gain, loss and deduction with respect to any property contributed to the Partnership shall be allocated among the Partners to take account of any variation between the adjusted basis of such property to the Partnership and its fair market value at the time of contribution. For purposes of this Agreement, “Net Income” and “Net Loss” mean taxable income and taxable loss, as the case may be, of the Partnership for any year as determined for Federal income tax purposes, increased by the amount, if any, of tax-exempt income received or accrued by the Partnership, reduced by the amount, if any, of all expenditures of the Partnership described in §705(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and adjusted, with respect to items related to any assets contributed to the Partnership (collectively, the “Contributed Assets”), as described in the following sentence. For purposes of computing Net Income or Net Loss, (x) the amount of depreciation, depletion or amortization (“Book Depreciation”) for any year with respect to any Contributed Asset shall be determined in accordance with the methods used for tax purposes and shall equal the amount that bears the same ratio to the fair market value of such property at the time that such property was contributed to the Partnership as the depreciation, depletion or amortization computed for Federal income tax purposes with respect to such property for such year bears to the adjusted Federal income tax basis of such property at the time that such property was contributed, provided, however, that if such property has an adjusted Federal income tax basis of zero at the time that such property is contributed, the rate of Book Depreciation shall be determined as the Partners may agree; and (y) gain or loss with respect to the disposition of any Contributed Asset shall be determined by the difference between (A) the amount realized with respect to such disposition, and (B) the fair market value of such property at the time of the contribution, reduced by the amount of any Book Depreciation previously taken into account with respect to such property for the purpose of computing Net Income and Net Loss (the “Book Basis”). In the event that any Contributed Asset is distributed in kind to any Partner, the difference between the fair market value of such property at the time of distribution and its Book Basis shall be taken into account as Net Income or Net Loss, as the case may be. This definition shall determine the calculation of net income or net loss for financial reporting purposes.

In the event a Partner receives an unexpected adjustment, allocation, or distribution described in paragraphs (4), (5) or (6) of§1.704-l(b)(2)(ii)(d) of the Treasury Regulations, and such Partner has a deficit capital account balance after reflecting such item, then such Partner shall be allocated items of income and gain in accordance with§1.704-l(b)(2)(ii)(d) of the Treasury Regulations (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

7.	PARTNERSHIP DISTRIBUTIONS

The partnership may accumulate amounts for various purposes including reserves as determined by the General Partners and shall make distributions of Partnership property, including any cash held by the Partnership which is deemed to be not reasonably necessary for the operation of the Partnership, at such times and in such amounts as determined from time to time by the General Partners. Any distributions shall be pro rata based upon percentage interest in Partnership profits provided that in the event the operating properties are to be distributed, they may be returned at fair market value to the Partner contributing them, with an appropriate adjustment so that the value distributed is pro rata to the percentage interests.

8.	PARTNERSHIP FUNDS

All funds of the Partnership shall be deposited in its name in such account or accounts as shall be designated by the Managing General Partner (as defined in Section 11). All withdrawals therefrom shall be made by checks signed by the person or persons whom the Managing General Partner designates as the agent of the Partnership to sign checks upon any Partnership account. Partnership funds may be invested in any manner selected by the Managing General Partner.

9.	LIABILITY OF PARTNERS

The General Partners shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership attributable to any fiscal year or portion thereof during which it is or was a General Partner of the Partnership. A former General Partner shall not be liable for the repayment and discharge of debts and obligations of the Partnership attributable to any fiscal year or portion thereof during which it was not a General Partner of the Partnership. As used in this Agreement, the term “former General Partner of the Partnership” refers to such persons as hereafter from time to time cease to be General Partners of the Partnership pursuant to the terms and provisions of this Agreement.

The Limited Partner shall be liable for the repayment and discharge of all debts and obligations of the Partnership attributable to any fiscal year or portion thereof during which it is or was a Limited Partner of the Partnership only to the extent of any unpaid portion of its Capital Contribution in the Partnership as set forth in section 5 above.

The Limited Partner or an employee, agent, director or officer of the Limited Partner may also be an employee, agent, director or officer of the Partnership or of the General Partners. The existence of these relationships and the Limited Partner acting in such capacities will not result in the Limited Partner being deemed to be participating in the control of the business of the Partnership (within the meaning of the Act) or otherwise affect the liability of the Limited Partner or the person so acting.

10.	DUTIES

The Managing General Partner shall procure insurance of such types and in such amounts as it deems necessary or appropriate for the business of the partnership. The General Partners shall devote such time and attention to the business of the Partnership as may be reasonably necessary, but a General Partner shall not be required to devote its entire time and attention to the Partnership. The General Partners shall not receive any compensation for their roles as General Partners. Notwithstanding the foregoing, the Partnership, through its General Partners and without consent of the Limited Partner, may contract with a Partner for services incident to the operation of the Partnership business. Such contracts shall be in writing and signed by the parties. Any Partner or affiliate of a Partner may be engaged by the Partnership to provide services to the Partnership without the approval of the unaffiliated Partners and may receive reasonable compensation for such services.

11.	MANAGEMENT

(a) American Drug Stores LLC shall be the Managing General Partner of the Partnership on behalf of the General Partners. The management and operation of the Partnership will be exclusively vested in the Managing General Partner. The Managing General Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objectives and purposes of the Partnership and to perform all acts and to enter into all contacts and other undertakings which the Managing General Partner, in its sole discretion, deems necessary, advisable or convenient to the discharge of its duties under this Agreement and to the management of the operations and affairs of the Partnership, including, without limitation:

(i) Take all action that may be necessary or appropriate to carry out the purposes of the Partnership as described in this Agreement, except where consent of the other Partners is specifically required by this Agreement or any applicable law;

(ii) Prepare or cause to be prepared in conformity with good business practice all reports required to be furnished to the Partners or required by taxing bodies or other governmental agencies, including federal income tax returns for the Partnership;

(iii) Incur, refinance, modify or prepay indebtedness of the Partnership;

(iv) Invest Partnership funds in its sole discretion, including acquiring debt or equity interests in other partnerships or other entities, whether or not such partnerships or entities are related to the Managing General Partner;

(v) In its sole discretion, distribute or withhold distribution of cash flow or net proceeds from the Partnership operations; and

(vi) Do all other things that may be necessary or desirable in order to properly and efficiently administer and carry on the affairs, assets and business of the Partnership, including, but not limited to, the execution of all conveyances, leases, easements, deeds, notes, mortgages and other documents.

(b) The Managing General Partner may delegate any part of its authority to officers of the Partnership. The officers of the Partnership may consist of a President, a Chief Operating Officer, one or more Vice-Presidents, a Treasurer, a Secretary, and such other officers and assistants as the Managing General Partner may create and appoint. In the event the Partnership is to have officers, the officers shall be appointed by the Managing General Partner. Each officer shall hold office until the officer’s successor is appointed and qualified, or until the officer’s death, resignation, or removal. Any officer may be removed by the Managing General Partner with or without cause.

(c) For purposes of Subchapter C of Chapter 63 of the Internal Revenue Code of 1986 as amended, the Managing General Partner shall serve as the tax matters partner (“Tax Matters Partner”) of the Partnership and, as such, shall have all of the rights and obligations given to a Tax Matters Partner under said Subchapter. All elections by the Partnership for federal, state and local income and franchise tax purposes shall be determined by the Tax Matters Partner, which shall prepare and file or cause to be prepared and filed all tax returns required to be filed by the Partnership.

(d) The Partners shall neither sue nor hold the General Partners legally accountable for any act or omission which results in loss or damage to the Partnership, if such act or omission is under taken by the General Partners in good faith on behalf of the Partnership. If the act or omission was pursuant to a written opinion of legal counsel, its good faith shall be conclusively presumed. The foregoing shah not relieve the General Partners of liability to the other Partners for gross negligence or willful malfeasance.

(e)    The Managing General Partner, acting by an authorized officer, and the officers of the Partnership, if appointed pursuant to Section 11(b), are hereby authorized to execute and deliver in the name of and on behalf of the Partnership:

(i) Any note, mortgage, or other instrument or document in connection with any other agreement, contract, certificate, instrument or document required in the course of business of the Partnership or as may be required by any bank or other entity;

(ii) Any deed, lease, mortgage, mortgage note, bill of sale, contract or any other instrument purporting to convey or encumber the real or personal property of the Partnership; and

(iii) Any instrument, agreement, contract, certificate or document required to carry out the intention and purpose of this Agreement and the business of the Partnership, including, without limitation, the filing of all business certificates and this Agreement and any amendments.

Third parties dealing with the Partnership in a bona fide transaction may act in reliance on the representation of an authorized officer of the Managing General Partner or of an officer of the Partnership and need not inquire into the power of such officer to act for the Partnership, and may presume that any writing signed by an authorized officer of the Managing General Partner or by an authorized officer of the Partnership has been approved by the Partnership.

12.	RESTRICTIONS ON PARTNERS

(a) The Managing General Partner shall not:

(i) Perform any act in violation of any applicable law or regulation or this Agreement, or take any action which under the Act or this Agreement requires the approval, ratification or consent of some or all of the Partners, without first obtaining such approval, ratification, or consent, as the case may be, or

(ii) Perform any act detrimental to the Partnership business or which would make it impossible or impractical to carry on its business;

(b) The Managing General Partner shall not, without the consent of all of the Partners:

(i) Cause the dissolution or winding up of the Partnership or cause the partition of any Partnership property; or

(ii) Borrow from the Partnership or commingle Partnership funds with the funds of any other person.

13.	ADDITIONAL PARTNERS

(a) Upon the consent of all of the Partners, additional general partners may be admitted to the Partnership upon the terms and conditions of this Agreement, with all of the rights and subject to all the obligations of the General Partners hereunder, except that any such new general partner shall have such percentage interest in the Partnership income, profits, gains and expenses and losses as may be determined with the consent of all of the Partners. In addition, any such new general partner or partners shall contribute to the Partnership such amount as shall be determined with the consent of all of the Partners, which amount shall become such new general partner’s opening capital account.

(b) Upon the majority vote of the Partners voting by percentage interest in the profits of the Partnership, additional Limited Partners may be admitted to the Partnership upon the terms and conditions of this Agreement, with all of the rights and subject to all of the obligations of the Limited Partner hereunder, except that such new Limited Partners shall have such percentage interest in the Partnership income, profits, gains and expenses and losses as may be determined by the majority in interest of the Partners. In addition, any such new Limited Partners shall contribute to the Partnership such amount as shall be determined by the majority in interest of the Partners, which amount shall become such new Limited Partners’ opening capital accounts.

14.	MEETINGS

Special meetings may be called by any one Partner by written notice to the other Partners. No matters outside the ordinary course of Partnership business shall be brought before any meeting unless written notice of such matter shall have been delivered to all Partners at least seven (7) days prior to such meeting or unless all Partners are in attendance. All such meetings shall be held at the principal office of the Partnership unless the Partners agree to hold the meeting elsewhere. Action may be taken by the Partnership by written consent of all Partners and acting without a meeting.

15.	LIMITATIONS ON DISPOSITION OF A PARTNERSHIP INTEREST

Except for a transfer by a General Partner of any portion of its interest in the Partnership in any profit, loss or cash flow to any affiliate of such General Partner and a transfer approved by all Partners, no Partner shall dispose of all or any part of its Partnership interest. Any transfer by a Partner of its Partnership interest in violation of this section is void ab initio and any attempted transfer or assignment of a Partnership interest in violation of this section 15 shall cause an automatic dissolution of the Partnership. The Partners hereby approve any and all transfers of Partnership interests occurring prior to the date hereof and acknowledge and confirm that any and all such transfers did not cause a dissolution of the Partnership.

16.	DISSOLUTION OF A LIMITED PARTNER

The dissolution of a Limited Partner shall not terminate the Partnership. The successors to the interest of the dissolved Limited Partner shall become substitute Limited Partners and shall be bound by the provisions of this Agreement.

17.	BANKRUPTCY, DISSOLUTION OR WITHDRAWAL OF A GENERAL PARTNER

(a) If the bankruptcy or dissolution of a General Partner occurs and at such a time there is at least one other General Partner, and all the remaining Partners consent in writing within ninety (90) days after such bankruptcy or dissolution occurs to continue the business of the Partnership, such remaining General Partner shall carry on the business of the Partnership without dissolution, and the successors to the General Partner in bankruptcy or dissolution (the “Bankrupt Partner”) shall become a Limited Partner or Partners having (x) no right to participate in the management of the Partnership business and affairs of the Partnership and (y) the same interest in all items of income, gain, loss or deduction of the Partnership to the same extent as if such bankruptcy or dissolution had not occurred. The Partnership shall continue to be governed by the terms of this Agreement, the Partnership business and the property of the Partnership shall continue to be owned by the Partnership and the Partnership business shall be otherwise unaffected by such bankruptcy or dissolution.

(b) If the bankruptcy or dissolution of a General Partner occurs and at such time the General Partner is the only general partner, all of the remaining Partners may consent in writing within 90 days after such bankruptcy or dissolution occurs, to continue the business of the Partnership and to appoint, effective as of the date of such bankruptcy or dissolution, one or more additional general partners. In such event, the Partnership business shall be carried on by such newly appointed general partner(s) and the dissolving or bankrupt Partner shall become a Limited Partner subject to the provisions of paragraph (a) of section17.

(c) In the event that any General Partner shall become a “Debtor” as defined in the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), in any case commenced thereunder and at any time during the pendency of such case there shall be appointed (i) a trustee with respect to the Bankrupt Partner under Section 701, 702 or 1104 of the Bankruptcy Code (or any successor provisions thereto), or (ii) an examiner having expanded powers beyond those specifically enumerated in Section 11 04(b) of the Bankruptcy Code, then any one of the other Partners may, at any time thereafter, so long as such condition exists, elect to dissolve the Partnership, in which event the affairs of the Partnership shall be wound up as provided’ in section 19.

(d) In the event of a withdrawal of a General Partner, leaving another General Partner, the withdrawing General Partner will become a Limited Partner with all lights and privileges of a Limited Partner hereunder.

18.	DISSOLUTION OF THE PARTNERSHIP

A dissolution of the Partnership shall take place upon the first to occur of the following: (i) the written consent of each Partner to dissolve the Partnership; (ii) the transfer or sale of all or substantially all of the Partnership’s assets; (iii) an election to dissolve the Partnership pursuant to section 17(c); (iv) an attempted transfer or assignment of a Partnership interest in violation of section 15 of this Agreement; or (v) the death, insanity, bankruptcy, retirement, resignation, expulsion or other event of withdrawal of a General Partner that causes a dissolution of the Partnership under the Act, provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (v) if (a) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (b) within ninety (90) days after the occurrence of such event, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional general partners of the Partnership.

19.	WINDING-UP OF THE PARTNERSHIP

(a) Upon dissolution, voluntary or involuntary, the Partnership will continue, but only for the winding up of the business of the Partnership.

(b) Upon completion of the winding up of business, the Partnership shall be terminated. The proceeds from liquidation of the Partnership assets shall be applied as follows: (1) first, to the payment of creditors, other than Partners, in the order of priority provided by law; (2) second, to the setting up of any reserves which the Partners deem reasonably necessary for the payment of any contingent or unforeseen liabilities or indebtedness of the Partnership; (3) third, to the payment of indebtedness of the Partnership to Partners for money borrowed; (4) fourth, to the payment of obligations of the Partnership to Partners other than for money borrowed or for capital and profits; and (5) the balance, if any, shall be distributed to the Partners in accordance with the positive balances in their capital accounts.

(c) Upon liquidation, distribution of assets to Partners may be in cash or in kind, based on fair market value, or both, with cash distributed first in the order of priority indicated in subsection (b) of this section and assets in kind last.

20.	GOVERNING LAW

The status, rights and liabilities of the Partners shall be governed by, and this Agreement shall be construed in accordance with, the laws of the State of Indiana.

21.	BINDING EFFECT

This Agreement shall bind the parties, their successors and assigns.

22.	AMENDMENTS

This Agreement may be amended by a written instrument signed by the General Partners without the consent of the Limited Partner; provided, however, that no amendment shall be made without the consent of the Limited Partner, and any such purported amendment shall be void and ineffective, if the result thereof would be to (i) materially adversely affect the powers, Preferences or rights of the Limited Partner, (ii) cause the liquidation, dissolution, winding-up or termination of the Partnership, or (iii) cause the Partnership to be treated as anything other than a partnership for tax purposes.

23.	INDEMNIFICATION

(a) The Partnership, its receiver or its trustee, shall indemnify and hold harmless the General Partners from any liability, loss or damage incurred by them by reason of any act performed or omitted to be performed by them on behalf of the Partnership, including costs and reasonable attorneys’ fees (which attorneys’ fees may be paid as incurred).

(b) The Partnership shall indemnify, defend and hold harmless the Limited Partner from and against any loss, liability, damage or expense, including reasonable attorneys’ fees, arising out of any demands, claims, suits, actions, or proceedings against the Limited Partner in an amount in excess of the unpaid capital contribution of the Limited Partner.

24.	NOTICES

Any written notice to any of the Partners required or permitted under this Agreement shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or on the third day after mailing if mailed to the party to whom notice is to be given by first class or ai1mail, registered or certified, postage prepaid and addressed to the addressee at its most recent address given to the Partnership by the addressee under this provision. Notice to the Partnership shall be similarly given and addressed to it at its principal place of business.

25.	COUNTERPARTS

The parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, be signed by all of the parties, and each counterpart shall be deemed an original instrument as against any party who has signed it.

26.	SEVERABILITY

If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

27.	ENTIRE AGREEMENT

This instrument contains the entire agreement of the parties relating to the rights granted and the obligations assumed in this instrument. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

28.	NO THIRD PARTY BENEFICIARIES

Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or to give any person or entity, other than the parties or their successors in interest, any rights or remedies under this Agreement.

29.	WAIVER

Failure to enforce any term or condition of this Agreement shall not be deemed a waiver of that term or condition for the future, nor shall any specific waiver of a term or condition at one time be deemed a waiver of such term or condition for the future.

30.	WAIVER OF PARTITION ACTION

Each of the Partners irrevocably waives any right that he may have to maintain an action for partition with respect to property of the Partnership.

IN WITNESS WHEREOF, the undersigned have set their hands as of the date first above written.

American Drug Stores LLC

By:	/s/ Todd N. Sheldon
Name:	Todd N. Sheldon
Title:

Jewel Food Stores, Inc.

By:	/s/ Todd N. Sheldon
Name:	Todd N. Sheldon
Title:

Acme Markets, Inc.

By:	/s/ Todd N. Sheldon
Name:	Todd N. Sheldon
Title:

[Signature Page to American Partners; L.P Partnership Agreement]

ASSIGNMENT

This ASSIGNMENT is made effective as of February 11, 2011 by JOAH, Inc.

WHEREAS, JOAH, Inc. (the “Assignor”) is a general partner in American Partners, L.P., an Indiana limited partnership (the “Partnership”) and holds one percent (1%) of the Partnership in that capacity (the “JOAH Interest”); and

WHEREAS, the Assignor desires to transfer the JOAH Interest to Acme Markets, Inc. (the “Assignee”), subject to the terms, conditions and restrictions contained in the Agreement of Limited Partnership of American Partners L.P. (the “Agreement”) (capitalized terms used in this Assignment that are not otherwise defined in this Assignment have the meanings given them in the Agreement).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions contained in this Assignment, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee agree as follows:

1.	Assignment.

(a) The Assignor irrevocably assigns and transfers JOAH Interest to the Assignee, and directs that all further allocations of profits and losses, and all further distributions, with respect to such JOAH Interest, from and after the date of this Assignment, be allocated or paid to the Assignee; subject, however, to each and all of the terms, conditions and restrictions contained in the Agreement, as presently in effect or as later amended.

(b) Subject to the terms of the Agreement, the Assignor also irrevocably assigns and transfers all residual powers attributable to the JOAH Interest, if any, remaining in it as a result of applicable law, and agrees that any residual powers which may not be so assigned will be exercised solely in favor of and in the interest of the Assignee such that the Assignee shall as a result of this Assignment acquire all dominion and control over the JOAH Interest.

(c) The Assignor intends that the Assignee shall be substituted in its name, place and stead as a general partner of the Partnership with respect to the JOAH Interest.

2.	Assumption. The Assignee accepts the JOAH Interest, subject to all of the terms, covenants and conditions of this Assignment and the Agreement, and by execution of this Assignment, represents and agrees:

(a) that Assignee has received a copy of the Agreement and is familiar with the contents thereof,

(b) that Assignee covenants and agrees, as of the effective date of this Assignment, to be bound and governed by each and all of the provisions in the Agreement; and

(c) that Assignee is acquiring the JOAH Interest for Assignee’s own account and for investment, and without the intention of distributing, dividing or reselling the same.

3.	Consent By General Partner. The General Partner hereby consents to the transfers contemplated by this Assignment, consents to the admission of the Assignee as a General Partner, and acknowledges and agrees that all of the provisions of the Agreement relating to or governing the transfers contemplated by this Assignment have been complied with or are hereby waived.

4.	Consent By Limited Partner. The Limited Partner hereby consents to the admission of the Assignee as a General Partner.

5.	Further Acts. Each of the Assignor and the Assignee covenants and agrees that from time to time, upon request, each will take any further actions as may be proper or necessary to better assign or transfer the JOAH Interest unto the Assignee.

6.	Miscellaneous. This Assignment shall be construed and enforced in accordance with the laws of the State of Indiana, and this Assignment shall be binding upon the parties hereto, and their respective heirs, successors and assigns.

7.	Counterparts. This Assignment may be executed in one or more counterparts which together constitute one and the entire agreement among the parties with respect to the transactions contemplated hereby.

IN WITNESS WHEREOF, the undersigned have executed this Assignment effective as of the date first above written.

ASSIGNOR:	ASSIGNEE:
JOAH, Inc.	Acme Markets, Inc.

/s/ John P. Breedlove	/s/ John P. Breedlove
John P. Breedlove, Vice President	John P. Breedlove, Vice President

GENERAL PARTNER: American Drug Stores, LLC	LIMITED PARTNER: Jewel Food Stores, Inc.

/s/ John P. Breedlove	/s/ John P. Breedlove
John P. Breedlove, Vice President	John P. Breedlove, Vice President

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